Exhibit 16.1

December 21, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Infrared Cameras Holdings, Inc. (formerly SportsMap Tech Acquisition Corp.) under Item 4.01 of its Form 8-K dated December 21, 2023. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Infrared Cameras Holdings, Inc. (formerly SportsMap Tech Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp